Exhibit 10.1.3

AMENDMENT TO
PERFORMANCE SHARE AGREEMENT

THIS AMENDMENT TO PERFORMANCE SHARE AGREEMENT dated as of May 5, 2009, and entered into in duplicate by and between GREAT PLAINS ENERGY INCORPORATED (the “Company”) and _____________________________ (the “Grantee”), amends that Performance Share Agreement dated May 6, 2008 (the "Original Agreement") between the Company and the Grantee.

WHEREAS, all capitalized terms used herein shall have the meanings set forth in the Company’s Amended Long-Term Incentive Plan, as amended as of May 1, 2007 (the “Plan”) and the Original Agreement;

WHEREAS, the Grantee is employed by the Company or one of its subsidiaries in a key capacity, and the Company previously granted Grantee _______ Performance Shares under the Plan and pursuant to the terms and conditions set forth in the Original Agreement; and

WHEREAS, the Company desires to amend the Original Agreement such that _______ of the Performance Shares are converted into Shares of Restricted Stock and _______ of the Performance Shares are amended with different performance criteria and a different Award Period.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.
Conversion of Certain Performance Shares.  The Company hereby converts _______ of the Performance Shares granted in the Original Agreement into _______ Shares of Restricted Stock.  All such Shares of Restricted Stock shall be subject to those restrictions on transferability and risk of forfeiture as set forth in Section 7.C of the Plan and will be held in book entry until February 10, 2011. On February 10, 2011, provided Grantee is, and at all times since the date of this Amendment has been, employed by the Company, all such restrictions on the Shares of Restricted Stock will expire.  During the period of time such Shares of Restricted Stock are restricted, Grantee shall have all rights of a shareholder with respect to such Shares with the exception of the receipt of dividends which shall be paid and reinvested under the Company's Dividend Reinvestment and Direct Stock Purchase Plan.  All such reinvested dividends shall be subject to the same restrictions as the Restricted Stock and, provided Grantee is, and at all times since the date of this Amendment has been, employed by the Company on February 10, 2011, shall be paid such reinvested dividends within 90 days of the Restricted Stock vesting.  Except as otherwise specifically provided herein, the Shares of Restricted Stock shall be subject to and governed by the applicable terms and conditions of the Plan, which are incorporated herein by reference.

2.
Amendment of Certain Performance Shares.  In addition to the Performance Shares being converted into Restricted Stock in accordance with Section 1 of this Amendment, the Company hereby also amends the terms and conditions pursuant to which another _______ of the Performance Shares granted in the Original Agreement may be earned by, solely with respect to such _______ Performance Shares (i) amending the Award Period defined in Section 1 of the Original Agreement to be the one-year period ending December 31, 2010 and (ii) replacing the applicable performance criteria and provisions set forth in Appendix A of the Original Agreement with those set forth in Appendix A to this Amendment.

3.
Dividend Equivalents.  All hypothetical cash credits equal to the per share dividends paid on the Company's common stock during the three-year Award Period set forth in the Original Agreement and relating to the Performance Shares which are neither converted nor cancelled in connection with this Amendment shall continue to be paid out in accordance with the Original Agreement.  No hypothetical cash credits (whether or not currently accrued) on those Performance Shares which are converted into Restricted Stock or cancelled pursuant to Sections 1 and 3 of this Amendment, respectively, shall be paid.

4.
Withholding Taxes.  No Company common stock will be delivered under this Award until the Grantee (or the Grantee’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or the Grantee and the Company have made satisfactory provision for the payment of such taxes. As an alternative to making a cash payment to satisfy the applicable withholding taxes, the Grantee may elect to have the Company retain that number of shares (valued at their Fair Market Value as of the applicable vesting or delivery date) that would satisfy the applicable withholding taxes.  To the extent the Grantee elects to have shares withheld to cover the applicable minimum withholding requirements, the Grantee must complete a withholding election on the form provided by the Corporate Secretary of the Company and return it to the designated person set forth on the form no later than the date specified thereon (which shall in no event be more than ten days from the grant date of the Award).  The Grantee may elect on such form to deliver additional shares for withholding above the minimum required withholding rate, but not to exceed Grantee's individual marginal tax rate.  To the extent no withholding election is made before the date specified, the Grantee is required to pay the Company the amount of federal, state and local income and employment tax withholdings by cash or check at the time the Grantee recognizes income with respect to such shares, or must make other arrangements satisfactory to the Company to satisfy the tax withholding obligations after which the Company will release or deliver, as applicable, to the Grantee the full number of shares.

5.
Reimbursement Obligations.  The company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that each participant reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured , and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives.  The Company may, in its discretion, (i) seek repayment from the participants; (ii) reduce the amount that would otherwise be payable to the participants under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies; or (v) any combination of these actions. The Company may take such actions against any participant, whether or not such participant engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement. The Company will, however, not seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.

In all other respects, the Original Agreement shall remain in effect and is hereby confirmed by the parties.

GREAT PLAINS ENERGY INCORPORATED

By: ________________________________	________________________________
Michael J. Chesser	_______________________ Grantee
Dated: May ____, 2009

AMENDMENT TO
PERFORMANCE SHARE AGREEMENT

APPENDIX A

Performance Criteria for 2010

The amended performance criteria is a combination, equal in weighting, of 2010 FFO to Total Adjusted Debt (excluding Fair Market Value Debt Adjustment) and 2010 Earnings Per Share. The applicable thresholds are as follows:

Goal	Weighting	Threshold (50%)	Target (100%)	Superior (200%)

1.2010 FFO to Total Adjusted Debt[1]

2.2010 Earnings Per Share

1 Excludes Fair Market Value Debt Adjustment